Exhibit 99.1

Sky People Fruit Juice Updates 2010 EPS Guidance

XI'AN, China, Nov. 17, 2010 -- SkyPeople Fruit Juice, Inc. (Nasdaq:SPU) ("SkyPeople" or "the Company") a processor and manufacturer of kiwifruit, apple, pear and other concentrated specialty fruit juices and manufacturer of Hedetang-branded fruit beverages, is updating its net income and earnings per share guidance for 2010 as follows:

2010 Full Year EPS Guidance
GAAP Net Income	$19.0 M to $21.0 M
Adjustment	$2.1 M warrant liability expense
Adjusted Net Income*(1)	$21.1 M to $23.1M
GAAP EPS (Diluted)	$0.82 to $0.91
Adjusted EPS (Diluted)(1)	$0.91 to $1.00

*The 2010 Adjusted Net Income is a non-GAAP measure which excludes the non-cash $2.1 million warrant liability expense, and the Adjusted EPS (Diluted) is also a non-GAAP measure calculated based on utilizing approximately 23.1 million diluted weighted average shares outstanding.

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP adjusted net income, and non-GAAP adjusted EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance and liquidity by excluding certain expenses and expenditures that may not be indicative of "recurring core business operating results," meaning operating performance excluding non-cash amortization charges for intangibles. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of the business.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd., a Vanuatu company, holds 99.59% ownership interest in SkyPeople Juice Group Co., Ltd. ("SkyPeople (China)"). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates (including fruit purees, fruit puree concentrates, and clear fruit juice concentrates), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from the PRC. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brand, Hedetang, which is a registered trademark in the PRC, is positioned as a high quality, healthy and nutritious end-use juice beverage. For more information, please visit http://www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the PRC, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY

SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
Tel:  US +1-818-390-1272
Email: spring_liu@skypeoplejuice.com
Web: www.skypeoplefruitjuice.com

INVESTOR RELATIONS:

John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email:  john.mattio@hcinternational.net
Web:    http://www.hcinternational.net